                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), and (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)(1)


                            ALLEGIANT TRAVEL COMPANY
--------------------------------------------------------------------------------
                                (Name of issuer)

                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    01748X102
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                December 13, 2006
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
          |_| Rule 13d-1(b)
          |X| Rule 13d-1(c)
          |_| Rule 13d-1(d)


                       (Continued on the following pages)

                               (Page 1 of 8 Pages)


--------------------------------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
-------------------------------                   ------------------------------

CUSIP No.  01748X102                              Page 2 of 8 Pages
-------------------------------                   ------------------------------
-------- -----------------------------------------------------------------------

     1   NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         PAR Investment Partners, L.P.

-------- -----------------------------------------------------------------------

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |X|

-------- -----------------------------------------------------------------------

     3   SEC USE ONLY

-------- -----------------------------------------------------------------------

     4   CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware

------------------- ----- ------------------------------------------------------

      NUMBER OF       5    SOLE VOTING POWER

       SHARES              1,750,000 COMMON STOCK, $0.001 PAR VALUE

     BENEFICIALLY

    OWNED BY EACH

      REPORTING

        PERSON

         WITH
                    ----- ------------------------------------------------------

                     6    SHARED VOTING POWER

                           None

                    ----- ------------------------------------------------------

                     7    SOLE DISPOSITIVE POWER

                          1,750,000 COMMON STOCK, $0.001 PAR VALUE

                    ----- ------------------------------------------------------

                     8    SHARED DISPOSITIVE POWER

                           None

-------- -----------------------------------------------------------------------

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,750,000 COMMON STOCK, $0.001 PAR VALUE

-------- -----------------------------------------------------------------------

    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     |_|


-------- -----------------------------------------------------------------------

    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.18% COMMON STOCK, $0.001 PAR VALUE

-------- -----------------------------------------------------------------------

    12   TYPE OF REPORTING PERSON *

         PN

======== =======================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
-------------------------------                    -----------------------------

CUSIP No. 01748X102                                Page 3 of 8 Pages
-------------------------------                    -----------------------------
-------- -----------------------------------------------------------------------

     1   NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         PAR Group, L.P.

-------- -----------------------------------------------------------------------

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) |_|
                                                                        (b) |X|

-------- -----------------------------------------------------------------------

     3   SEC USE ONLY

-------- -----------------------------------------------------------------------

     4   CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware

------------------- ----- ------------------------------------------------------

      NUMBER OF      5    SOLE VOTING POWER

        SHARES            1,750,000 COMMON STOCK, $0.001 PAR VALUE

     BENEFICIALLY

    OWNED BY EACH

      REPORTING

        PERSON

         WITH
                    ----- ------------------------------------------------------

                     6    SHARED VOTING POWER

                           None

                    ----- ------------------------------------------------------

                     7    SOLE DISPOSITIVE POWER

                          1,750,000 COMMON STOCK, $0.001 PAR VALUE


                    ----- ------------------------------------------------------

                     8    SHARED DISPOSITIVE POWER

                           None

-------- -----------------------------------------------------------------------

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,750,000 COMMON STOCK, $0.001 PAR VALUE


-------- -----------------------------------------------------------------------

    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     |_|


-------- -----------------------------------------------------------------------

    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.18% COMMON STOCK, $0.001 PAR VALUE

-------- -----------------------------------------------------------------------

    12   TYPE OF REPORTING PERSON *

         PN

======== =======================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
-------------------------------                    -----------------------------

CUSIP No. 01748X102                                Page 4 of 8 Pages
-------------------------------                    -----------------------------
-------- -----------------------------------------------------------------------

     1   NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

         PAR Capital Management, Inc.

-------- -----------------------------------------------------------------------

     2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) |_|
                                                                         (b) |X|

-------- -----------------------------------------------------------------------

     3   SEC USE ONLY

-------- -----------------------------------------------------------------------

     4   CITIZENSHIP OR PLACE OF ORGANIZATION

         State of Delaware

------------------- ----- ------------------------------------------------------

      NUMBER OF       5   SOLE VOTING POWER

        SHARES            1,750,000 COMMON STOCK, $0.001 PAR VALUE

     BENEFICIALLY

    OWNED BY EACH

      REPORTING

        PERSON

         WITH
                    ----- ------------------------------------------------------

                     6    SHARED VOTING POWER

                           None

                    ----- ------------------------------------------------------

                     7    SOLE DISPOSITIVE POWER

                          1,750,000 COMMON STOCK, $0.001 PAR VALUE

                    ----- ------------------------------------------------------

                     8    SHARED DISPOSITIVE POWER

                           None

-------- -----------------------------------------------------------------------

     9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,750,000 COMMON STOCK, $0.001 PAR VALUE


-------- -----------------------------------------------------------------------

    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                     |_|


-------- -----------------------------------------------------------------------

    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.18% COMMON STOCK, $0.001 PAR VALUE

-------- -----------------------------------------------------------------------

    12   TYPE OF REPORTING PERSON *

         CO

======== =======================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                            STATEMENT ON SCHEDULE 13G


Item 1(a).        Name of Issuer:
                  --------------

                  Allegiant Travel Company

Item 1(b).        Address of Issuer's Principal Executive Offices:
                  -----------------------------------------------

                  3301 N. Buffalo Drive
                  Suite 8-9
                  Las Vegas, NV  89129

Item 2(a).        Names of Person Filing:

                  PAR Investment Partners, L.P.
                  PAR Group, L.P.
                  PAR Capital Management, Inc.

Item 2(b).        Business Mailing Address for the Person Filing:
                  ----------------------------------------------

                  PAR Capital Management, Inc.
                  One International Place, Suite 2401
                  Boston, MA 02110

Item 2(c).        Citizenship:
                  ------------
                  State of Delaware

Item 2(d).        Title of Class of Securities:
                  -----------------------------

                  COMMON STOCK, $0.001 PAR VALUE

Item 2(e).        CUSIP Number:
                  ------------

                  01748X102

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
         -------------------------------------------------------------------

                  Not Applicable

Item 4.  Ownership:
         ---------

                  (a) Amount Beneficially Owned:
                                    1,750,000 COMMON STOCK, $0.001 PAR VALUE

                  (b) Percent of Class:
                                    9.18% COMMON STOCK, $0.001 PAR VALUE

                  (c) Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                    1,750,000 COMMON STOCK, $0.001 PAR VALUE

                           (ii)     shared power to vote or to direct the vote:

                           (iii) sole power to dispose or to direct the disposition of: 1,750,000 COMMON STOCK, $0.001 PAR VALUE

                           (iv) shared power to dispose or to direct the disposition of:

Item 5.  Ownership of Five Percent or Less of a Class:
         --------------------------------------------

                  Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:
         ---------------------------------------------------------------

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:
         -----------------------------------------------------------------------

                  Not Applicable

Item 8.  Identification and Classification of Members of the Group:
         ---------------------------------------------------------

                  Not Applicable

Item 9.  Notice of Dissolution of Group:
         ------------------------------

                  Not Applicable

Item 10. Certification:
         -------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    Signature

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 22, 2006
                                         PAR INVESTMENT PARTNERS, L.P.
                                         By:  PAR GROUP, L.P.
                                              its general partner
                                         By:  PAR CAPITAL MANAGEMENT, INC.
                                              its general partner

                                         By:  /s/ Gina DiMento
                                              ------------------------------
                                              Gina DiMento, Vice President


                                         PAR GROUP, L.P.
                                         By:  PAR CAPITAL MANAGEMENT, INC.,
                                              its general partner

                                         By:  /s/ Gina DiMento
                                              ------------------------------
                                              Gina DiMento, Vice President


                                         PAR CAPITAL MANAGEMENT, INC.

                                         By:  /s/ Gina DiMento
                                              ------------------------------
                                              Gina DiMento, Vice President

                             JOINT FILING AGREEMENT


         In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the COMMON STOCK, $0.001 PAR VALUE of ALLEGIANT TRAVEL COMPANY and further agree that this agreement be included as an exhibit to such filing. Each party to the agreement expressly authorizes each other party to file on its behalf any and all amendments to such statement. Each party to this agreement agrees that this joint filing agreement may be signed in counterparts.

         In evidence whereof, the undersigned have caused this Agreement to be executed on their behalf this 22nd day of December, 2006.

                                         PAR INVESTMENT PARTNERS, L.P.
                                         By:  PAR GROUP, L.P.
                                              its general partner
                                         By:  PAR CAPITAL MANAGEMENT, INC.
                                              its general partner

                                         By:  /s/ Gina DiMento
                                              ------------------------------
                                              Gina DiMento, Vice President


                                         PAR GROUP, L.P.
                                         By:  PAR CAPITAL MANAGEMENT, INC.,
                                              its general partner

                                         By:  /s/ Gina DiMento
                                              ------------------------------
                                              Gina DiMento, Vice President


                                         PAR CAPITAL MANAGEMENT, INC.

                                         By:  /s/ Gina DiMento
                                              ------------------------------
                                              Gina DiMento, Vice President